Responses to N-SAR for 12/31 Funds for the year ended 12/31/17


Tax Exempt Funds

Exhibit 99.77D

During the period covered by this report each of the First Investors Tax Exempt Funds, disclosed a reduction in the sales charge for Class A shares. The reduction was disclosed in a supplement dated January 31, 2017 to the First Investors Tax Exempt Funds Prospectus which was filed with the Securities and Exchange Commission via EDGAR pursuant to Rule 497 on January 31, 2017
(Accession No. 0000898432-17-000119), and is hereby incorporated by reference as part of the response to Item 77D of Form N-SAR.